UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 16, 2014

BLUE CAPITAL REINSURANCE HOLDINGS LTD.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	001-36169	98-1120002
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

94 Pitts Bay Road

Pembroke HM 08

Bermuda

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (441) 278-5004

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.             Regulation FD Disclosure

On November 12, 2013, Blue Capital Reinsurance Holdings Ltd. (the “Company”) completed its initial public offering (the “IPO”), as well as a concurrent private investment (the “Private Placement”) by a wholly-owned subsidiary of Montpelier Re Holdings Ltd. The Company’s total proceeds, expressed after the Company’s costs associated with the IPO, were $174 million.

The Company currently expects to retain approximately $14 million of the total net proceeds of the IPO and the Private Placement which will be used to fund its anticipated cash obligations, including its first three regular quarterly dividend payments, for the initial year of its operations. The Company further expects to deploy substantially all of the $160 million of remaining net proceeds (the “Deployable Capital”) in a portfolio of property catastrophe indemnity reinsurance contracts and related instruments during the first year of its operations, the majority of which was deployed in the January 1, 2014 annual renewal period.

As of January 16, 2014, the Company had deployed approximately $143 million, or 89%, of the Deployable Capital, in property catastrophe indemnity reinsurance contracts and related instruments. The Company expects to deploy substantially all of the remaining Deployable Capital in subsequent 2014 annual renewal periods.

The Company expects to release its 2013 results after the market close on February 5, 2014.  At that time, the Company expects to provide further information regarding the capital it has deployed during 2014.

The information contained in this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE CAPITAL REINSURANCE HOLDINGS LTD.
(Registrant)

January 17, 2014	By:	/s/ MICHAEL S. PAQUETTE
Date	Name:	Michael S. Paquette
	Title:	Interim Chief Financial Officer